AgriFORCE

EXECUTIVE EMPLOYMENT AGREEMENT

Dated as of 1st of August 2021

Between

AGRIFORCE GROWING SYSTEMS LTD.
(the "Company")

and

Richard Wong
(the "Executive")

TABLE OF CONTENTS

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is dated as of the **August 1, 2021** between

AGRIFORCE GROWING SYSTEMS LTD., a company incorporated pursuant to the laws of the Province of British Columbia, Canada with an address at #600, 777 Hornby Street, Vancouver, British Columbia V6Z 1S4

(the "**Company**")

and

Richard Wong with an address at 2627 Kitchener St., Vancouver, BC V5K 3C9

(the "**Executive**")

RECITALS

A. The Company is in the business of as a company specializing in the delivery of products and services to the agricultural technology industry.

B. The Executive is the **Chief Financial Officer** of the Company.

C. The Company and the Executive wish to enter into this Agreement pursuant to which the Executive will be employed as the **Chief Financial Officer** of the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, **THE PARTIES AGREE AS FOLLOWS:**

Article 1 –TERM

Section 1.1 Indefinite Term

The term of the Executive's employment by the Company under this Agreement is indefinite and has commenced on **August 1, 2021** and shall thereafter continue unless and until such employment is earlier terminated by either party as hereinafter provided. For purpose of this Agreement, the Effective Date is deemed to be **August 1, 2021.**

Article 2 TITLE, SERVICES, REPORTING AND DUTIES

Section 2.1 Title and Services

(1) The Executive will continue to perform the duties and responsibilities normally and reasonably

associated with the office of **Chief Financial Officer** which will include, without limitation, those services set out in Schedule "A" (collectively, the "**Services**").

(2) The Executive's shall be employed to provide the Services on a full-time basis.

(3) The Executive agrees that the Executive's duties and responsibilities may be modified as mutually agreed to by the Parties, each acting reasonably.

(4) The Executive will report to the board of directors of the Company (the "**Board**"), and will undertake and perform the Services.

Section 2.2 Conditions

The Executive's employment under this Agreement is generally conditional upon the Executive maintaining any required regulatory approvals for his involvement as a public company officer with any stock exchange, securities commission or like authority; remaining a person of good repute; and, if applicable, maintaining, in good standing, his professional qualification.

Section 2.3 Subsidiaries

The Executive will perform the Services on behalf of the Company and its subsidiaries. Accordingly, in this Agreement, the term "**the Company**" means the Company and all of its subsidiaries.

[*In the event that the Company is acquired (either directly or through a series of transactions) by a publicly traded company (a "**Pubco**") in connection with a going public transaction (a "**Going Public Transaction**"), the Company will be deemed to include the Pubco or any successor organizations.*]

Section 2.4 Duties

(1) The Executive acknowledges that, as a senior officer of the Company, the Executive will owe a fiduciary duty to the Company.

(2) The Executive will also:

(a) devote full-time effort and attention to the business and affairs of the Company;

(b) perform the Services in a competent and efficient manner and in a manner consistent with the Executive's fiduciary obligations to the Company as an executive officer thereof and in compliance with all reasonable Company policies of which the Executive is made aware, and will carry out all lawful instructions and directions from time to time given to the Executive in relation to the performance of the Services;

(c) use all commercially reasonable efforts to promote the interests and goodwill of the Company;

(d) comply with all Company policies and codes of business ethics, as adopted by the Board from time to time, including the Company's confidentiality and insider trading policies;

(e) not undertake any other business or occupation or become a director or officer, employee or agent of any other company, firm, society or person without prior written approval of the Board of Directors.

(3) The Executive warrants that the Executive shall perform the Services and conduct his other activities in a manner which is lawful and reputable and which is designed to bring good repute to the Company, the Company's business interests and the Executive. In particular, and in this regard, the Executive specifically agrees to provide the Services in a sound and professional manner consistent with performance quality standards of the industry and otherwise in accordance with the terms of this Agreement. In the event that the Board of Directors has a reasonable concern that the Services as performed by the Executive are being conducted in a way contrary to law or are reasonably likely to bring disrepute to the business interests or to the Company's or the Executive's reputation, the Company may require that the Executive make such alterations in the Executive's activities, as the Board of Directors may reasonably require in its sole and absolute discretion to the extent necessary to address such reasonable concerns.

(4) The Executive will not knowingly breach, and will take all reasonable steps to inform himself about compliance with, all Canadian and foreign laws, whether federal, provincial or state, applicable to the Executive's respective duties and obligations hereunder. In particular, the Executive acknowledges the application of securities laws and his status as an "insider" as defined by such laws in connection with the trading in the Company's stock and dealing with its confidential information.

Article 3 PLACE OF EMPLOYMENT

Section 3.1 Vancouver Based

The Executive will provide Services based from the Company's Vancouver offices, but understands some travel may be necessary to where the Company currently or may in the future conduct business to the extent reasonably required to perform the Services.

Article 4 COMPENSATION AND BENEFITS

Section 4.1 Base Salary

The Executive shall receive an annual base salary of **C$339,406** as it may be adjusted from time to time in accordance with this Agreement (the "**Base Salary**"). All such Base Salary will be due and payable by the Company to the Executive pro rata on a semi-monthly basis in arrears, net of applicable statutory deductions, in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as the Executive and the Company may agree, from time to time.

Section 4.2 Increase in Base Salary

The Company will review, at least annually, the Base Salary payable to the Executive from time to time during the continuance of this Agreement. The Company may, in its discretion, increase (but not decrease) the Base Salary depending on the Executive's performance of the Services and having due regard to the financial circumstances of the Company.

Section 4.3 Shares

As part of the Executive's compensation, the Executive shall be issued a number of shares of the Company's common stock equal to **$112,505** annually; divided by the average volume weighted average price of the Company's common stock for the five trading days immediately preceding the date of issuance. Shares shall be issued on a quarterly basis, in arrears, on the last trading day of each calendar quarter.

As a condition of receiving the Compensation Shares, the Executive agrees to enter into any lock-up agreement or escrow agreement required or considered reasonably necessary by the Company to enable the Company to list its common shares on any stock exchange or public market, or to complete any future public or private offering of its securities. For the purposes of this Agreement, (i) a lock-up agreement includes, without limitation, an agreement between the Executive, the Company and any underwriter or agent in connection with a financing or listing including restrictions on resale of the Common Shares, and (ii) an escrow agreement includes, without limitation, an agreement between the Executive, the Company and any trustee or agent engaged by the Company to act as escrow agreement in connection with the listing of the Company's common shares and providing for the deposit of the Compensation Shares into escrow subject to an escrow release period. The Executive further acknowledges that (i) the Compensation Shares may be subject to restrictions on resale imposed under applicable securities rules, and (ii) the issuance of the Compensation Shares will be subject to stock exchange approval upon listing of the common shares of the Company. The Company will use commercially reasonable efforts to obtain such required stock exchange approvals.

Section 4.4 Increase in Shares

The Company will review, at least annually, the Shares payable to the Executive from time to time during the continuance of this Agreement. The Company may, in its discretion, increase (but not decrease) the Shares depending on the Executive's performance of the Services and having due regard to the financial circumstances of the Company.

Section 4.5 Performance Bonuses

The Executive may receive, but is not guaranteed, an annual cash bonus of 30% of base salary at target and up to 100% of base salary based on performance targets established by the Board from time to time (the "**Bonus**"), provided that the setting of performance targets and the grant of any Bonus is at the sole discretion of the Board.

Section 4.6 Stock Options

The Executive will be eligible to participate in the Company's stock option plan, as in effect from time to time, (the "**Stock Option Plan**"). All grants of stock options made to the Executive will be made in accordance with and subject to the terms of the Stock Option Plan (including after applicable blackout periods) and subject to approval of the Board and any stock exchange on which the Company's shares are traded. The grant of any stock options will be made at the discretion of the Board in accordance with the terms of the Stock Option Plan. The Executive acknowledges that the Board will be entitled to impose vesting conditions in connection with any grant of options. The Executive will be entitled to receive 10% of the new options to be allocated upon the exercise of the current granted options. These options shall be granted at the IPO price and within one week of the IPO. Based on current recommendations from management it is expected that the number of options to be granted to the Executive as of the effective date of this agreement, will be approximately 114,000 to be vested over 3 years.

Section 4.7 Group Insurance and Health Benefits

The Executive will be eligible to participate in, and the Company will pay the premiums in respect of, any group medical and dental insurance, health, extended health, life, long-term disability, and accidental death and dismemberment insurance and pension plans applicable to the executives of the Company from time to time (together, the "**Benefits**"). Entitlement to the Benefits under any plan shall be determined by the plan carrier in accordance with the terms and conditions of such plan.

Section 4.8 Payment of Compensation and Status as a Taxable Employee

It is hereby also acknowledged and agreed that the Executive will be classified as a taxable employee of the Company for all purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated and payable on a net basis for which all required statutory taxes will first be deducted by the Company and remitted on behalfof the Executive to all applicable taxation authorities in each instance.

Article 5 ANNUAL VACATION

Section 5.1 Period

The Executive will be entitled to four (4) weeks of paid vacation during each calendar year, to be taken at a time or times that are approved by the Company, taking into account the operational requirements of the Company and the need for timely performances of the Services. The Executive will also generally be entitled to all statutory holidays, though the performance of the Services may require that the Executive work on such days, for which the Executive will not be compensated or given time in lieu thereof. Unused vacation may be carried over for up to twenty-four months after the completion of each fiscal year after which time it will be paid out.

Article 6 EXPENSES

Section 6.1 Reimbursement of Expenses

The Company will reimburse the Executive for all pre-approved and reasonable travel (other than auto) and other out-of-pocket expenses incurred by the Executive directly related to the performance of the Services (collectively, the "**Expenses**"). The Executive will account for such Expenses in accordance with the policies and directions provided by the Company from time to time.

Article 7 TERMINATION

Section 7.1 Definitions

In this Agreement:

(a) "**Just Cause**" means any material breach of this agreement and any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law, including an act involving gross negligence, or wilful misconduct, commission or a felony, becoming bankrupt, or any material omission in the performance of Services, or the doing or condoning any unlawful or manifestly improper act; and

(b) "**Change In Control**" means either: (i) a merger or acquisition in which the Company is not the surviving entity; except for a transaction the principal purpose of which is to change the incorporating jurisdiction of the Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any other corporate reorganization or business combination in which 50% or more of the outstanding voting stock of the Company is transferred, or exchanged through merger, to different holders in a single transaction of the Company or in a series of related transactions completing within 12 months. For the purposes of this Agreement, Change of Control" does not include a Going Public Transaction.

(c) "**Constructive Dismissal**" includes, but shall not be limited to a demotion in either title or within the Company organizational structure or a change in the duties of the Executive, any changes in the fundamental terms of this Agreement without the consentof the Executive and to the detriment of the Executive.

(d) "**Effective Date of Termination**" means the date on which this Agreement has been terminated in accordance with the terms set forth herein.

Section 7.2 Termination by the Company for Just Cause

(1) The Company may terminate the employment of the Executive under this Agreement summarily,

without any notice or any payment in lieu of notice, for Just Cause.

(2) The Executive acknowledges that the Company's stock option plan provides for immediate termination of any unexercised Stock Option, even if vested, upon dismissal for Just Cause.

Section 7.3 Voluntary Termination by the Executive

The Executive may terminate the Executive's employment under this Agreement for any reason by providing not less than 30 calendar days' notice in writing to the Company; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion.

Section 7.4 Death of the Executive

The employment of the Executive will terminate upon the death or determination of the permanent disability of the Executive which renders performance of the Services contemplated hereby impossible.

Section 7.5 No Payments in Certain Events

Upon either:

(a) termination for Just Cause in accordance with Section 7.2 herein; or

(b) by the voluntary termination of employment by the Executive in accordance with Section 7.3 herein,

the Executive will be entitled to compensation earned by the Executive before the Effective Date of Termination calculated pro rata up to and including the Effective Date of Termination, reimbursement of any outstanding expenses as of the Effective Date of Termination and any outstanding Vacation pay as of the Effective Date of Termination but will not be entitled to any severance or other payments under this Agreement or otherwise.

Section 7.6 Payments in the Event of Termination by Company Without Just Cause

The Company will, if it elects for convenience to terminate the employment of the Executive, or if there is Constructive Dismissal of the Executive, provide the Executive with the following as soon as practicable following the Effective Date of Termination:

(a) payment of the total of:

(i) severance in lieu of notice equal to twelve months of the then Base Salary only;

(ii) issuance of Compensation Shares as at the Effective Date of Termination, to the

extent that such Compensation Shares have not been issued in full;

(iii) any cash bonus earned but not paid as at the Effective Date of Termination;

(iv) any outstanding Vacation pay as at the Effective Date of Termination; and

(v) any outstanding Expenses as at the Effective Date of Termination;

(b) maintain the Executive's then Group Benefits for twelve months from the Effective Date of Termination;

(c) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 30 calendar days from the Effective Date of Termination.

Section 7.7 Payments in the Event of Termination upon a Change In Control

If at any time within 12 months after the occurrence of a Change of Control either (i) the Company terminates the Executive's employment without Just Cause, or (ii) the Executive terminates the Executive's employment as a result of a Constructive Dismissal, the Company will as soon as practicable following the Effective Date of Termination:

(a) pay the total of:

(i) severance in lieu of notice equal to twelve months of the then Base Salary only;

(ii) issuance of Compensation Shares as at the Effective Date of Termination, to the extent that such Compensation Shares have not been issued in full;

(iii) any cash bonus earned but not paid as at the Effective Date of Termination;

(iv) any outstanding Vacation pay as at the Effective Date of Termination; and

(v) any outstanding Expenses as at the Effective Date of Termination;

(b) maintain the Executive's then Group Benefits for a period of twelve months from the Effective Date of Termination;

(c) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 90 calendar days from

the Effective Date of Termination.

Section 7.8 Executive to Provide Release and Resignation

As of the Effective Date of Termination and so soon thereafter as practicable and as a condition of receiving payments provided for under this Agreement upon termination, the Executive will execute and deliver to the Company a full and final release of the Company, in the form which shall be in a the form mutually agreed upon within 15 days of the Effective Date of this Agreement, in respect of the Executive's employment under this Agreement and otherwise against payments of amounts due the Executive hereunder. The Executive will concurrently provide a written resignation from any office held in the Company or any affiliate as of Effective Date of Termination.

Section 7.9 Manner of Payment

The Company shall, pay the amounts referred to in Section 7.5, Section 7.6 and Section 7.7 herein in a lump sum payment within fourteen business days after receipt by the Company of the executed full and final release referred to in Section 7.8 herein.

Section 7.10 Return of Assets and Documents

All documents and materials in any form or medium and including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories and again including, but not being limited to, leased automobiles, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Executive, will at all times remain the property of the Company and, on termination of the Executive's employment for any reason, the Executive will promptly deliver to the Company all property of the Company in the possession of the Executive or directly or indirectly under the control of the Executive, and will not reproduce or copy any such property or other property of the Company.

Article 8 CONFIDENTIALITY

Section 8.1 Confidential Information

(1) The Executive acknowledges that:

(a) the Executive may, during the course of employment with the Company, acquire information which is confidential in nature or of great value to the Company and its subsidiaries including, without limitation, matters or subjects concerning its business plan, corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (collectively, the "**Confidential Information**"); the disclosure of any of which to competitors, customers, clients or suppliers of the Company, unauthorized personnel of the Company or to third parties would be highly detrimental to the best interests of the Company; and

(b) the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company's goodwill, constitute proprietary rights which the Company is entitled to protect.

(2) The Executive will, while employed with the Company and at all times thereafter:

(a) hold all Confidential Information that the Executive receives in trust for the sole benefit of the Company and in strictest confidence;

(b) protect all Confidential Information from disclosure and will not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and will take all reasonable lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c) neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Company or to any third party, nor use Confidential Information for any purpose other than the purposes of the Company, without the prior written consent of the Company, which consent may be withheld in the Company's sole and absolute discretion.

(3) The restrictions on the Executive's use or disclosure of all Company Information, as set forth in this Article 8, shall continue following the expiration or termination of the Executive's employment with the Company regardless of the reasons for or manner of such termination.

(4) Notwithstanding Section 8.1(2) herein, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive will co-operate fully with the Company at the expense of the Company in seeking any such protective order.

(5) The Executive acknowledges that the Company is a reporting company within the meaning of the federal securities laws and regulations of the United States and that it is bound by all such laws and regulations as they pertain to the executives of such companies, including all restrictions on insider trading, and that it may not trade in the securities of the Company without complete compliance with all such laws and regulations and policies of the Company, including the duty to pre clear any such trades with the Company's counsel, and only during periods in which the Company has opened a trading window for executives. In addition, the Executive will agree to be bound by all codes of ethics and business conduct and policies governing disclosure of confidential information, trading in securities and other matters adopted from time-to-time by the Company and generally applicable to executives of the Company.

Article 9 NON-COMPETITION AND NON-SOLICITATION

Section 9.1 Non-Competition and Payments for Enforcement by the Company during Restricted Period

(1) The Executive acknowledges that the Executive's Services under this Agreement are of special, unique and extraordinary character which give the Executive value to the Company; the loss of which cannot adequately be compensated in damages or by an action at law. In addition to, and not in limitation of any other restrictive covenant which may be binding on the Executive, the Executive shall not anywhere in Canada, for a period equal to the length of time determined by severance in lieu of notice, after the termination of this Agreement (the "**Restricted Period**" herein) for any reason in any manner whatsoever:

(a) carry on, engage in, or be concerned with or interested in; or

(b) permit the Executive's name or any part thereof to in any manner whatsoever to be used or connected with any business that is, or any interest in any business that is,

or involves to any material degree, a business similar to the business carried on by and competitive to the business of the Company.

(2) The Executive agrees that:

(a) all restrictions contained in Section 9.1 herein are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive;

(b) the remedy available to the Company at law for any breach by him of Section 9.1 herein

will be inadequate and that the Company, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against the Executive without the necessity of proving actual damage to the Company; and

(c) if the foregoing covenant is found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the covenant, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction,then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

Section 9.2 Non-Solicitation

The Executive hereby agrees that the Executive will not, during the period commencing on the Effective Date hereof and ending one year following the termination or expiration of this Agreement for any reason, be a party to or abet any solicitation of employees, customers, clients, referral services, consultants or suppliers of the Company or any of its subsidiaries, to transfer business from the Company or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

Article 10 OWNERSHIP OF INTELLECTUAL PROPERTY

Section 10.1 Definitions

In this Agreement, "**Inventions**" means, collectively, all:

(a) discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto) (collectively the "**Materials**"), and

(b) each and every part of the foregoing,

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive's duties or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive's employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

Section 10.2 Exclusive Property

The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the "**Intellectual Property Rights**"), shall belong exclusively to the Company.

Section 10.3 Work for Hire

For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof, including without limitation under the pertinent laws and regulations of the United States, including but not limited to all provisions of Title 17 of the United States Code, as amended from time to time.

Section 10.4 Disclosure

The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

Section 10.5 Assignment

The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or its nominee (or their respective successors or assigns) all of the Executive's right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Company.

Section 10.6 Moral Rights

The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all the Executive's moral rights in respect of the Inventions.

Section 10.7 Further Assistance

The Executive agrees to assist the Company in every proper way (but at the Company's expense) to obtain and, from time to time, at the Company's expense, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Executive's obligation to assist the Company in obtaining and enforcing such Intellectual Property

Rights in any and all countries shall continue beyond the termination of this Agreement.

Section 10.8 Representations and Warranties

The Executive hereby represents and warrants that as of the Effective Date of this Agreement and during the term of this Agreement, the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive's obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that theExecutive has no continuing obligations to any person (a) with respect to any Invention or (b) that require the Executive not to disclose the same.

Article 11 OTHER PROVISIONS

Section 11.1 Waivers and Amendments

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the Parties. Failure or delay by either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

Section 11.2 Entire Agreement

This Agreement constitutes the entire understanding and agreement of the parties hereto concerning the subject matter hereof, and supersede all prior or contemporaneous written or oral understandings or agreements of the parties, and there are no other agreements or understandings between the parties.

Section 11.3 No Representation or Claims

The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. The Executive has no claim against the Company arising from any Services provided by the Executive to the Company in any capacity prior to the effective date of this Agreement.

Section 11.4 Governing Law

The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable thereto. Notwithstanding the foregoing, any matters appurtenant hereto which are covered by United States securities and/or intellectual property laws shall be governed by and construed and enforced in accordance therewith. Each of the Executive and the Company hereby irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of British Columbia, Canada with respect to any dispute related to this Agreement.

Section 11.5 Notices

Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if feasible transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a) if to the Company:

AgriFORCE Growing Systems Ltd.
Suite 600
777 Hornby Street
Vancouver, BC V6Z 1S4
Attention: Ingo Mueller

E-mail: imueller@agriforcegs.com

(b) if to the Executive:

Richard Wong
2627 Kitchener St
Vancouver, BC V5K 3C9

E-mail: rwong@cfo2go.ca

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission, email or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received onthe Business Day next following such day. "Business Day" means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia, Canada.

Section 11.6 Assignment

The Executive may not assign this Agreement or any right or obligation under it.

Section 11.7 Survival

The obligations of Article 7, Article 8, Article 9, and Article 10 shall survive the termination of this Agreement.

Section 11.8 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The Parties agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

Section 11.9 Independent Legal Advice

The Executive acknowledges that the Company has recommended that the Executive obtain independent legal advice with respect to this Agreement, and that the Executive has had a reasonable opportunity to do so prior to executing this Agreement.

Section 11.10 Enurement

This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Section 11.11 Further Assurances

The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to give full force and effect to this Agreement.

Section 11.12 Personal Information

The Executive acknowledges that the Company is obligated to comply with the British Columbia Personal Information Protection Act and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. The Executive agrees to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in seeking to ensure that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information. The Executive acknowledges that the Executive may be required by the Company to complete a personal information form for NASDAQ and have it notarized and delivered to NASDAQ.

Section 11.13 Captions

The headings, captions, article, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Section 11.14 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed

an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this agreement as of the date inserted on page one with intended effect from the Effective Date.

AGRIFORCE GROWING SYSTEMS LTD.

By: Ingo Mueller
____

Name: Ingo Mueller
Title: CEO

Signed, Sealed and Delivered by **Richard Wong** in the presence of:

Ingo Mueller
____
Witness (Signature)

Ingo Mueller
____
Name (please print)

4407 Prospect Rd.
____
Address

N.Vancouver, B.C.
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City, Province

Businessman
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Occupation

Richard Wong
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Richard Wong

APPENDIX A

As a key member of the Executive team, you will report to the CEO and assume an overall strategic role in the Company. You will also be expected to participate in driving the organization towards achieving its objectives whilst moving the Finance and Administration function along the transactional and cost efficiency functions to the value adding strategic functions by demonstrating ethical leadership and business integrity. In so doing, you will need to balance short term concerns and pressures, such as managing cash, liquidity and profitability with long-term vision and sustainable Company success. You will work closely with the CEO and the rest of the Executive team to drive and manage change and innovation in a quickly evolving and changing industry landscape whilst fulfilling stewardship responsibilities. In so doing you will ensure effective compliance and control and respond to regulatory developments and financial reporting obligations. You will be directly responsible for accounting, finance, forecasting, costing, property management, deal analysis and negotiations, investor relations, compliance, financing and capital markets activities.

1. REPORTING LINES:

Reports directly to: CEO
Direct subordinate: Controller, Senior Accountant

2. MAIN DUTIES:

1. Oversee and coordinate company financial planning and budget management functions
2. develop an economic model based on an agreed upon business plan which will include 5 year forecast, P&L, balance sheet, cashflow, staffing schedule, capex schedule, and such other agreed upon schedules; regularly update and amend as business changes/grows.
3. Identify and provide recommendations on resourcing gaps;
4. Assist executive team in refining business model and strategic plan if required;
5. Based on information above discuss and identify appropriate KPIs based on both industry and internal standards;
6. Implement due diligence database for future financing, partnerships, etc.
7. Assist in developing corporate structure for local and international operations, including working with advisors to develop a detailed tax plan in order to reduce the Company's marginal tax rate.
8. Identify and set up an ERP system working with Operations to establish horticulture based information and inputs in order to establish appropriate operational KPI's.
9. Assist in all fund-raising activities including assisting in presentation preparation and roadshow/investor meetings as required.

10. Establishing banking relationships for the purposes of conducting international business and utilizing conventional debt facilities where possible.
11. Determine appropriate levels of debt to reduce the company's cost of capital as it expands.
12. Assist in developing a Company benefits, bonus plan and option plan.
13. Assist and lead the Company's future liquidity event/strategic partner/investor process evaluating listing venues and timing, alternative liquidity events and or strategic partnerships.
14. Select, develop and lead all audit and quarterly reporting activities.
15. Build Fin and Admin team, identifying key roles and hires and mentoring and training existing team.

16. Assist management in the development of the strategic direction for and administration of investment and liquidity management strategies.

17. Participate in developing new business opportunities, including maintaining awareness of company's production and marketing activities, especially as they relate to financial accountability and reporting.

18. Oversee all treasury activities, including banking, investment, derivative/foreign currency and liquidity management.

19. Supervise assigned personnel, allocate work and make decisions regarding employment related functions (performance, training/development, salary recommendations, promotions/transfers).

20. Oversee the management and coordination of all fiscal reporting activities of the organization, including providing the CEO with annual budgets and periodic budget/forecast updates.

21. Oversee the production of monthly reports, including financial statements (balance sheet, income statement, cash flows, capex schedules), prepared in compliance with generally accepted accounting principles and/or IFRS, with comparison to budget/forecast.

22. Oversee the development and maintenance of internal controls to safeguard the financial assets of the company and ensure safe and sound business operations, recordkeeping and proper disclosure of required financial, operational and management information.

23. Oversee local, state, and federal reporting requirements, including tax and regulatory filings, across all companies within the group.

24. Liaise and work with department managers to develop three year and five year strategic plans for the company, including budgeting, forecasting and business plans.

25. Oversee and ensure adherence to company policies and procedures in compliance with published procedural manuals/documentation in force.

26. Oversee/assist the establishment and maintenance of an organizational structure with appropriate support to effectively accomplish corporate goals and objectives.

27. Serve on management committees, as representative to Board meetings and liaison otherwise, as requested.

28. Review legal and/or contractual documentation as requested in order to provide management with "finance-oriented" feedback prior to finalization.

29. Oversee financial management of all company operations within the group and ensure adequate cash flow/direction to meet the overall needs.

30. Provide overall coordination and liaise with external auditors on year-end (and other) reporting requirements, direct company staff to work within the parameters and discuss/review with the auditor's recommendations for procedural improvements.

31. Manage/oversee business insurance plans and corporate health care plan coverage (as applicable).

32. Oversee summary of major contract details/schedules and ensure regularly updated.

33. Other duties as assigned.

3. ADDITIONAL DUTIES:

1. Represent the company externally to financial institutions, government agencies and the general public as directed;

2. Recruit, train, supervise and evaluate members of the Finance/Admin department, in line with applicable country and group HR process, notably by setting yearly objective to each member of the team and giving feed back on performance during annual interviews.

Raise awareness and knowledge of financial management matters.

3. Establish effective relationships with other senior executives and communicate a vision for organizational success that provides motivation and acceptance by others.